THRIVENT FINANCIAL FOR LUTHERANS
A Fraternal Benefit Society
Appleton, Wisconsin 54919-0001                                  Flexible Premium
                                                       Deferred Variable Annuity
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This certificate of membership and variable annuity is a legal contract between you and Thrivent Financial for Lutherans. We issue this contract based on the Application signed by the applicant(s) and the payment of the first premium.

We will pay you the Annuity Income beginning on the Annuity Date (see page 3) if all Annuitants are living on that date and this contract is in force. If an Annuitant dies after Annuity Income payments have begun, any amount payable will depend upon the terms of the settlement option elected. We will pay the Death Proceeds to the beneficiary if the death of the Annuitant, or the death of the first Annuitant to die if this contract has two Annuitants, occurs before the Annuity Date. The Annuity Income and Death Proceeds will be paid according to the provisions of this contract.

Accumulated Value, Death Proceeds and Annuity Income payments, when based on the investment experience of the Variable Account, may increase or decrease daily and are not guaranteed as to minimum dollar amount.

The amount of any full or partial surrender from Fixed Period Allocations may be increased or decreased by a Market Value Adjustment (see Section 11.3). No adjustment will be applied to surrenders made from a Fixed Period Allocation within 30 days before the end of its allocation period. Death Proceeds are not subject to a Market Value Adjustment.

Right to Cancel. Please read this contract carefully. You may cancel the contract for any reason before midnight of the 10th day after you first receive it. Do this by (1) mailing or delivering written notice to our Service Center or to the representative through whom you bought it, and (2) returning the contract. Notice given by mail and return of the contract by mail are effective on being postmarked, properly addressed and postage prepaid. If you cancel the contract, it will be deemed void from the beginning. Within 7 days after we receive notice of cancellation and the returned contract, we will refund the Accumulated Value.

Flexible premium deferred variable annuity.
Annuity Income payable at Annuity Date.
Death Proceeds payable at death of Annuitant before Annuity Date.
Return on investments reflected in contract benefits.
Fixed Period Allocations subject to Market Value Adjustment.
Annual dividends payable if earned.

Signed for the Society

President

Secretary

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Table of Contents
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             Cover Page
             Index
             Contract Schedule, Contract Data
Section 1    Definitions
Section 2    General Provisions
Section 3    Membership and Ownership
Section 4    Premiums
Section 5    Accumulated Value
Section 6    Surrender
Section 7    Death Proceeds
Section 8    Annuity Income
Section 9    Variable Account and Unit Values
Section 10   Return Protection Allocations
Section 11   Fixed Account and Fixed Period Allocations
Section 12   Settlement Provisions
Section 13   Beneficiary
Section 14   Dividends
             Additional Benefits, Amendments, Endorsements, Application

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Index
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Section
Accumulated Value..............................................................5
Accumulation Unit Value........................................................9
Allocation of Premiums.........................................................4
Annual Report..................................................................2
Annuitant Exchange.............................................................7
Annuity Income.................................................................8
Annuity Unit Value.............................................................9
Automatic Transfers............................................................5
   Asset Rebalancing...........................................................5
   Dollar Cost Averaging.......................................................5
Basic Death Benefit............................................................7
Beneficiary...................................................................13
Cash Surrender Value...........................................................6
Change in Annuity Unit Allocation..............................................8
Change of Contract.............................................................2
Death Proceeds.................................................................7
Delay of Payment...............................................................2
Dividends.....................................................................14
Earnings Addition Death Benefit................................................7
Entire Contract................................................................2
Fixed Account.................................................................11
Fixed Period Allocations......................................................11
Incontestability...............................................................2
Maintenance of Solvency........................................................2
Market Value Adjustment.......................................................11
Maximum Anniversary Death Benefit..............................................7
Membership.....................................................................3
Minimum Accumulated Value Required.............................................5
Misstatement of Age or Sex.....................................................2
Ownership......................................................................3
Premium Accumulation Death Benefit.............................................7
Premiums.......................................................................4
Return Protection Allocations.................................................10
Settlement Options............................................................12
Successor Owner................................................................3
Surrender......................................................................6
   Cash Surrender Value........................................................6
   Full Surrender..............................................................6
   Partial Surrender...........................................................6
   Surrender Charge............................................................6
Surrender of Annuity Income...................................................12
Termination....................................................................2
Transfer and Assignment........................................................3
Transfer of Accumulated Values.................................................5
Variable Account...............................................................9
Waiver of Surrender Charge.....................................................6

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THRIVENT FINANCIAL FOR LUTHERANS                Service Center:
4321 North Ballard Road                         Thrivent Financial for Lutherans
Appleton, Wisconsin 54919-0001                  4321 North Ballard Road
                                                Appleton, WI 54919-0001
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Contract Schedule                               Telephone (800) 847-4836

BASIC BENEFIT
   FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY

      PLAN TYPE: NON-QUALIFIED

      ANNUITY DATE: MAY 1, 2060
      CONTRACT ACTIVATION DATE: MAY 5, 2005
      FIRST ALLOCATION DATE: MAY 5, 2005

      INITIAL PREMIUM: $1,000.00

      DEATH BENEFIT OPTIONS (SEE SECTION 7)
         MAXIMUM ANNIVERSARY DEATH BENEFIT  -  INCLUDED
         PREMIUM ACCUMULATION DEATH BENEFIT -  INCLUDED
         EARNINGS ADDITION DEATH BENEFIT    -  INCLUDED

   FIXED ACCOUNT GUARANTEED INTEREST RATE: 2.25%

   FIXED PERIOD ALLOCATION MINIMUM GUARANTEED INTEREST RATE: 3.00%

   DCA FIXED ACCOUNT GUARANTEED INTEREST RATE: 3.45%

ACCUMULATED VALUES IN THE VARIABLE ACCOUNT DEPEND ON THE INVESTMENT EXPERIENCE OF THE VARIABLE ACCOUNT.

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ANNUITANT: JOHN DOE                                   AGE: 35 SEX: MALE

ANNUITANT: JANE DOE                                   AGE: 35 SEX: FEMALE

CONTRACT NUMBER: LC1234567                            DATE OF ISSUE: MAY 1, 2005

Date of Issue: MAY 1, 2005                            Contract Number: LC1234567

ANNUITANT: JOHN DOE
ANNUITANT: JANE DOE                                             FLEXIBLE PREMIUM
                                                       DEFERRED VARIABLE ANNUITY
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                                CONTRACT CHARGES

Maximum Annual Risk Charge as a percentage of average daily assets of each subaccount:

                                                            CONTRACT    CONTRACT
                                                          YEARS 1 - 7   YEARS 8+
                                                          -----------   --------
For Accumulation Unit Values
   In RP Subaccounts *                                        2.20%       2.10%
   In all other Subaccounts                                   1.90%       1.80%
For Annuity Unit Values:                                      1.25%       1.25%

* This contract includes the Premium Accumulation Death Benefit Option or the Earnings Addition Death Benefit Option (see page 3). Those options must be terminated before any allocations are made to RP Subaccounts.

Maximum Annual Administrative Charge: $30 (See Section 5.6)

Transfer Charge:

     $25 for each transfer in excess of twelve in any Contract Year (see Section 5.2)

 Surrender Charges#
-------------------
            Percent
Beginning   Applied
---------   -------
 05/01/05      7%
 05/01/06      6%
 05/01/07      5%
 05/01/08      4%
 05/01/09      3%
 05/01/10      2%
 05/01/11      1%
 05/01/12      0%

# See Section 6.4 for a full description of the Surrender Charge.

                                     page 4

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1. DEFINITIONS
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Age. As used in this contract, an Annuitant's age is that Annuitant's Issue Age increased by one on each Contract Anniversary.

Annuitant. The person(s) on whose life the payment of Annuity Income and Death Proceeds is based. The Annuitant(s) are shown on page 3.

Annuity Date. The date shown on page 3 when Annuity Income payments will begin if an Annuitant is then living and this contract is in force. Subject to our approval, you may change this date by giving Written Notice before the Annuity Date.

Application. The application(s) and all application supplements and amendments to the application.

Contract Anniversary. The same month and day for years after issue as in the Date of Issue on page 3.

Contract Year. The first Contract Year is the period of time from the Date of Issue until the first Contract Anniversary. Thereafter, Contract Year is the period of time from one Contract Anniversary to the next Contract Anniversary.

Fixed Annuity. An annuity whose payments are guaranteed as to minimum amount and not dependent on the investment experience of the Variable Account.

Fixed Period Allocation. An allocation to the MVA Account for a specified allocation period for which the interest rate is guaranteed. Surrenders from a Fixed Period Allocation may be subject to a Market Value Adjustment.

General Account. The General Account includes all assets we own that are not in the Variable Account or any other separate account of the Society. Allocations to the Fixed Account and reserves for Fixed Annuities are maintained in the General Account.

Issue Age. An Annuitant's age as shown on page 3. It is an Annuitant's age on his or her birthday nearest the Date of Issue.

Market Value Adjustment. A positive or negative adjustment to accumulated value made when amounts are surrendered from Fixed Period Allocations. If the applicable Treasury Rate at the time of surrender is at least .0025 less than it was on the date of allocation for the Fixed Period Allocation from which the surrender is made, the adjustment will be positive. Otherwise, the adjustment will be negative. Market Value Adjustments are not applied to surrenders from a Fixed Period Allocation within 30 days before the end of its allocation period.

MVA Account. A non-unitized separate investment account of the Society. Fixed Period Allocations are maintained in the MVA Account.

Qualified Plan. A contract governed by the requirements of Section 401, 403, 408 or 408A of the Internal Revenue Code, as amended.

Return Protection Allocation (RPA). An allocation to an RP Subaccount that guarantees a specified return at the end of the RP Subaccount's specified allocation period.

RP Subaccount. A subaccount of the Variable Account to which Return Protection Allocations may be made.

SEC. Securities and Exchange Commission.

Service Center. The location where this contract is administered. The Service Center address is shown on page 3.

Treasury Rate. The weekly average of the U.S. Treasury Note Constant Maturity Yield as reported in Federal Reserve Bulletin Release H.15. If this report is not available for any week, we will use the most recently reported week. If Treasury Rates are no longer available, we will use similar rates as approved by the insurance supervisory officials in the state in which this contract was delivered.

Valuation Day. Any day that the New York Stock Exchange is open for trading. Accumulation Unit Values and Annuity Unit Values are determined as of the close of trading on each Valuation Day.

Valuation Period. The period of time from the determination of Accumulation and Annuity Unit Values on a Valuation Day to the determination of those values on the next Valuation Day.

Variable Account. A separate investment account of the Society which is registered with the SEC as a unit investment trust.

Variable Annuity. An annuity whose payments vary depending on the investment experience of the Variable Account.

we, our, us, Society. Thrivent Financial for Lutherans.

Written Notice. A written request or notice signed by you and received in good order by us at our Service Center.

you, your, yours. The owner(s) of this contract.

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2. GENERAL PROVISIONS
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2.1  ENTIRE CONTRACT. The Entire Contract consists of:

1)   This contract including any attached riders, amendments or endorsements;
2)   The Application attached to this contract; and
3) The Articles of Incorporation and Bylaws of the Society which are in force on the Date of Issue.

The terms of this contract should be interpreted as an annuity in accordance with Section 72 of the Internal Revenue Code, as amended, and any successor provisions.

2.2 CHANGE OF CONTRACT. No change to this contract is valid unless it is made in writing and signed by our President or Secretary. We reserve the right to amend this contract as necessary to comply with any changes in state or federal laws, rules or regulations.

2.3 STATEMENTS IN THE APPLICATION. We will not use any statement to contest a claim or to have this contract declared invalid unless the statement is contained in the Application. All statements made in the Application are considered representations, not warranties.

2.4 INCONTESTABILITY. With respect to each Annuitant, we will not contest the validity of this contract after it has been in force during the Annuitant's lifetime for two years from the Date of Issue.

2.5 MISSTATEMENT OF AGE OR SEX. If an Annuitant's age or sex has been misstated, any amount payable will be that which the premiums paid would have bought at the correct age and sex. If we make any underpayment as a result of misstatement of age or sex, we will pay you the underpayment with interest compounded at the rate of 3% per year. If we make any overpayment, future payments will be reduced until we have recovered the amount of the overpayment plus interest compounded at 3% per year.

2.6 EXEMPTIONS FROM CLAIMS OF CREDITORS. To the extent permitted by law, the proceeds of this contract and any payments we make under it will not be subject to the claims of creditors or to any legal proceedings.

2.7 FILING A DEATH CLAIM. Notification of death must be given to us at our Service Center. We will provide a claim form upon receiving the death claim notice. After we have received satisfactory proof of death, we will begin processing a beneficiary's claim when we receive that beneficiary's completed claim form.

2.8 MAINTENANCE OF SOLVENCY. If the solvency of the Society becomes impaired, you may be required to make an extra payment. The Board of Directors will determine the amount of any extra payment. It will be based on each member's fair share of the deficiency.

You may make the extra payment by an equivalent reduction in benefits or by a payment in cash. If you do not make the extra payment within 60 days from the date we notify you of your share of the deficiency, the amount will be charged as a loan against the contract with interest compounded at the rate of 5% per year.

This provision does not apply to values in the Variable Account.

2.9 DELAY OF PAYMENT. The Cash Surrender Value and Partial Surrenders will normally be paid within 7 days after we receive Written Notice of surrender. The Death Proceeds and Annuity Income will be paid as in Sections 7 and 8. However, we may delay payment of any portion of surrender amounts, Death Proceeds or Annuity Income from the Variable Account while:

1)   The New York Stock Exchange is closed for trading; or
2)   The SEC requires that trading be restricted or declares an emergency.

We may delay for not more than six months payment of any portion of amounts surrendered from Fixed Period Allocations or from the Fixed Account. Any such delay of payment is subject to written approval by the insurance supervisory officials in the state where this contract was delivered.

2.10 TERMINATION. This contract will terminate upon the earliest of the following dates:

1)   The date all Death Proceeds have been paid.
2)   The date you surrender this contract.
3)   The date this contract terminates under Section 5.7.

2.11 ANNUAL REPORT. We will provide you a statement of the value of this contract at least once each year or upon request. The report will show the value of this contract and any additional information required by law.

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3. MEMBERSHIP AND OWNERSHIP
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3.1 MEMBERSHIP. If the Issue Age is 16 or over or if this contract was applied for with a third-party owner, then the person(s) who applied for this contract and is named in the Application as a member is a benefit member of the Society. Otherwise, the Annuitant will become a benefit member of the Society on the Contract Anniversary on or following the Annuitant's 16th birthday. Rights and privileges of membership are set forth in the Articles of Incorporation and Bylaws of the Society. These rights and privileges are separate from the ownership of this contract.

3.2 OWNERSHIP. The Annuitant is the owner unless another owner is named in the Application or ownership is transferred under Section 3.5. If this contract has joint Annuitants, they are also sole joint owners unless ownership is transferred under Section 3.5. While an Annuitant is living and before the Annuity Date, the owner may exercise all rights set out in this contract except as provided in Section 3.3. If there are multiple owners, all must act in concert to exercise ownership rights.

3.3 APPLICANT CONTROLLER. If the Issue Age is less than 16 and the contract was applied for by an applicant controller, then the Annuitant is the owner of this contract but may not exercise ownership rights until control of the contract is transferred to the Annuitant. Before control is transferred, only the applicant controller may exercise ownership rights on behalf of the Annuitant. Subject to our approval, this control may be transferred to another person, but ownership may not be transferred.

After the Annuitant attains age 16, the controller of this contract may transfer control to the Annuitant by sending a written request to our Service Center. If the controller dies after the Annuitant attains age 16, control will be transferred to the Annuitant on the date of the controller's death. If control has not transferred to the Annuitant as of the Contract Anniversary after the Annuitant's 21st birthday, control will be transferred to the Annuitant on that date.

Before the Annuitant attains age 16, if the controller of this contract dies or if we consider it to be in the best interests of the Annuitant, control will be vested in another eligible person according to our Bylaws.

3.4 SUCCESSOR OWNER. If you are an owner who is not an Annuitant, you may name a successor owner who will become an owner of this contract if you die before any Annuitant and before the Annuity Date. If you do not name a successor owner or no successor owner survives you, then your estate will become an owner if you die before any Annuitant and before the Annuity Date. You may name or change a successor owner by giving Written Notice. The successor owner must be eligible under our Bylaws. The new successor owner will be effective as of the date you sign the notice or, if the notice is not dated, on the date the notice is received at our Service Center.

If an owner who is not an Annuitant dies before any Annuitant and before the Annuity Date, the Cash Surrender Value will be paid within five years of the date of the owner's death to the surviving owners in proportion to each owner's percentage of ownership. If the deceased owner had named a successor owner, then the successor owner will be a surviving owner of this contract. In lieu of receiving the Cash Surrender Value, owners who are natural persons may receive proceeds according to Section 12.3 Election of an Option. If your spouse is the sole surviving owner, then the spouse may elect, in lieu of receiving the Cash Surrender Value and to the extent permitted by law, to continue this contract in force as the owner. This election by a spouse may be made only once in this contract.

The Cash Surrender Value payable under this provision will be calculated at the end of the Valuation Period during which we receive proof of death. Once calculated, the Cash Surrender Value may continue to be subject to the investment experience of the Variable Account. When based on the investment experience of the Variable Account, the Cash Surrender Value may increase or decrease daily and is not guaranteed as to minimum dollar amount.

3.5 TRANSFER AND ASSIGNMENT. If this contract was issued as a Qualified Plan, then before the Annuity Date:

1) Ownership may be transferred to a trust, custodian or employer, unless the plan is governed by Section 408 or 408A of the Internal Revenue Code;
2) If the owner is a trust, custodian or employer, ownership may be transferred to the Annuitant; and
3) Except as described above, this contract may not be sold, assigned, discounted or pledged as collateral for a loan or as security for performance of an obligation or for any other purpose to any person other than us.

If this contract is not a Qualified Plan, then before the Annuity Date:

1) Ownership may be transferred subject to our approval, except that joint Annuitants who are also joint owners may not transfer ownership to a natural person; and
2)   This contract may be assigned as collateral.

We are not bound by any transfer or assignment unless it is in writing and filed at our Service Center. Once approved by us, transfer of ownership will be effective as of the date you signed the notice or, if the notice is not dated, on the date the notice was received in our Service Center. We are not responsible for the validity or effect of any transfer or assignment. If this contract was applied for as a juvenile contract, then ownership may be transferred only after control has been transferred to the Annuitant (see
Section 3.3).

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4. PREMIUMS
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4.1 PREMIUM PAYMENTS. The Initial Premium is shown on page 3. It includes all amounts received by us before the Contract Activation Date shown on page 3. Additional premiums must be at least $50 and may be paid at any time before the Annuity Date and while an Annuitant is living. We reserve the right to limit the total amount of all premiums paid on this contract to $1 million.

Premiums are payable at our Service Center. Upon request we will give you a receipt, signed by an officer of the Society, for the premium paid. Except as provided in Section 5.6, failure to pay premiums will not lapse this contract.

4.2 PREMIUM BILLING. We will send premium billings based on the amount and frequency of premium payments which you request. You may change the amount and, subject to our published rules, the frequency or method of billing by giving Written Notice. If we do not receive any premium payments for 24 consecutive months, we will stop billings.

4.3 ALLOCATION OF PREMIUMS. Premiums are allocated to subaccounts of the Variable Account, to Fixed Period Allocations and to the Fixed Account according to the premium allocation percentages you select for this contract. The Initial Premium is allocated on the First Allocation Date according to your selected premium allocation percentages. All other premiums are allocated at the end of the Valuation Period during which we receive them.

The premium allocation percentages on the Date of Issue are specified in the Application. You may change these percentages by giving us Written Notice. Any change will be effective for each premium received with or after your notice. The sum of the premium allocation percentages must be 100% and each premium allocation percentage must be a whole number not greater than 100%. If necessary, we will adjust your allocation to eliminate fractional percentages.

The minimum Fixed Period Allocation is $1,000. If we receive a smaller allocation, it will instead be applied to the Money Market Subaccount. The minimum Return Protection Allocation is $10,000. If we receive a smaller allocation, it will instead be applied to a subaccount without return protection that invests in the same underlying portfolio as the RP Subaccount for which the allocation was intended.

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5. ACCUMULATED VALUE
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5.1 ACCUMULATED VALUE. On or before the Annuity Date, the Accumulated Value of this contract is equal to the sum of the accumulated values for this contract in subaccounts of the Variable Account, in Fixed Period Allocations and in the Fixed Account.

The accumulated value in any subaccount on a Valuation Day is equal to:

1)   The number of accumulation units for this contract in that subaccount (see
     Section 5.5); multiplied by
2)   The accumulation unit value for that subaccount (see Section 9.2).

The accumulated value for any day that is not a Valuation Day will be determined on the next Valuation Day.

The accumulated value in any Fixed Period Allocation (see Section 11.2) on any day is the sum of:

1)   The amount allocated or transferred to that Fixed Period Allocation; and
2)   Interest credited on that allocation;

Less the sum of:

3)   All Partial Surrenders made from that allocation;
4)   All Annual Administrative Charges taken from that allocation; and
5)   All accumulated value transferred from that allocation.

The accumulated value in the Fixed Account (see Section 11.1) on any day is the sum of:

1)   Amounts allocated or transferred to the Fixed Account; and
2)   Interest credited to the Fixed Account;

Less the sum of:

3)   All Partial Surrenders made from the Fixed Account;
4)   All Annual Administrative Charges taken from the Fixed Account; and
5)   All accumulated value transferred from the Fixed Account.

5.2 TRANSFER OF ACCUMULATED VALUES. After the First Allocation Date and on or before the Annuity Date and while an Annuitant is living, you may transfer some or all of the accumulated values among subaccounts of the Variable Account, Fixed Period Allocations and the Fixed Account. You do this by giving Written Notice. The transfer of accumulated values is subject to the following:

1) The amount transferred from any subaccount cannot be less than the smaller of:

     a)   $200; and
     b)   The accumulated value in that subaccount.

2) Transfers to and from Return Protection Allocations are subject to the requirements of Section 10.
3) Transfers from a Fixed Period Allocation may be made only within 30 days before the end of its allocation period.
4) The amount transferred from any Fixed Period Allocation cannot be less than the smaller of:

     a)   $200; and
     b)   The accumulated value in that allocation.

5) The amount transferred to any Fixed Period Allocation cannot be less than $1,000.
6) The amount transferred from the Fixed Account in any Contract Year may not exceed the greater of $500 and 25% of the accumulated value in the Fixed Account at the time the first transfer is made in that Contract Year.
7) The transfer will occur at the end of the Valuation Period during which we receive Written Notice.
8) We reserve the right to limit the number of transfers in each Contract Year. However, you may make at least twelve transfers in any Contract Year without charge. For each transfer in excess of twelve in a Contract Year, excluding any automatic transfers according to Sections 5.3 and 5.4, a transfer charge of $25 will be deducted from the amount transferred. All amounts transferred among the subaccounts, Fixed Period Allocations and the Fixed Account during any Valuation Period are considered to be one transfer. The transfer charge will be deducted from the amount transferred from the subaccounts, Fixed Period Allocations and Fixed Account according to the ratio of the amount transferred from each to the total amount transferred.

We may delay making transfers subject to the same conditions as in Section 2.9 Delay of Payment.

5.3 AUTOMATIC TRANSFERS - DOLLAR COST AVERAGING (DCA). On or before the Annuity Date, you may elect to have automatic transfers made from the DCA Fixed Account or from the Money Market Subaccount to one or more subaccounts other than RP Subaccounts.

5.3a DCA Fixed Account. In the application for this contract, you may dedicate a premium of at least $10,000 to be allocated to a one-year DCA Fixed Account for automatic monthly transfer to one or more subaccounts. If you elect this option, the guaranteed interest rate for the DCA Fixed Account is shown on page 3. Election of this option is subject to the following:

1) Twelve transfers will be made to the subaccounts. The first transfer will be made on the later of the day the dedicated premium is received by us and the First Allocation Date shown on page 3. Subsequent transfers will be made on the same day of the month in the next eleven months;
2) The amount transferred each month will be equal to the accumulated value in the DCA Fixed Account divided by the number of automatic transfers remaining; and
3) If you terminate automatic transfers before the twelfth transfer is made, the accumulated value in the DCA Fixed Account will be transferred to the Money Market Subaccount or, if you request, to other subaccounts.

5.3b DCA Money Market. You may elect to have automatic periodic transfers made from the Money Market Subaccount to one or more subaccounts subject to the following:

1)   The transfer amount must be at least $200;
2) Transfers will be made periodically as specified in your application for dollar cost averaging;
3)   Transfers will continue until the earlier of:

     a) The date the amount in the Money Market Subaccount is less than the total amount scheduled to be transferred on that date, at which time the remaining amount in the subaccount will be transferred; and
     b)   The date we receive Written Notice to terminate automatic transfers.

5.4 AUTOMATIC TRANSFERS - ASSET REBALANCING. On or before the Annuity Date, you may elect to have amounts automatically transferred among the subaccounts so that accumulated values in the subaccounts are allocated among the subaccounts according to the rebalancing percentages that you select. The sum of the rebalancing percentages must be 100% and each rebalancing allocation percentage must be a whole number not greater than 100%. You may elect to have these transfers made annually or semi-annually as specified in your application for asset rebalancing. Transfers will be made on a Valuation Day after all other transfers and allocations to or from the subaccounts. You may not include RP Subaccounts in any asset rebalancing election.

5.5 NUMBER OF ACCUMULATION UNITS. The number of accumulation units for this contract in any subaccount may increase or decrease at the end of each Valuation Period. The number of accumulation units increases when, during the period:

1)   Premiums are allocated to the subaccount; or
2) Accumulated value is transferred to the subaccount from other subaccounts, from Fixed Period Allocations or from the Fixed Account; or
3) Upon an Annuitant Exchange (see Section 7.6), any excess of Death Proceeds over accumulated value is allocated to the subaccount; or
4) The amount necessary to satisfy a return protection guarantee is added to the subaccount (see Section 10.3).

The number of accumulation units decreases when, during the Valuation Period:

1) Accumulated value is transferred from the subaccount to other subaccounts, to Fixed Period Allocations or to the Fixed Account; or
2)   Partial Surrenders are applied against the subaccount; or
3)   Transfer charges are applied against the subaccount; or
4)   The Annual Administrative Charge is applied against the subaccount.

The increase or decrease in the number of accumulation units for this contract in any subaccount is equal to:

1)   The dollar amount allocated or transferred to or from that subaccount;

Divided by

2) The accumulation unit value for that subaccount at the end of the Valuation Period during which the amounts are allocated or transferred.

5.6 ANNUAL ADMINISTRATIVE CHARGE. On each Contract Anniversary we will deduct an Annual Administrative Charge from the Accumulated Value if:

1)   The Accumulated Value on that day is less than $15,000; and
2) The sum of premiums paid on this contract less all Partial Surrenders made on this contract is less than $15,000; and
3) The sum of premiums paid during the Contract Year just ended less all Partial Surrenders made during that Contract Year is less than $2,400.

The charge will be $30 or, if less, 2% of the Accumulated Value on that anniversary. It will be taken from the subaccounts of the Variable Account, Fixed Period Allocations and the Fixed Account according to the ratio for this contract of the accumulated value (plus any Market Value Adjustment) in each Fixed Period Allocation, each subaccount and the Fixed Account to the Accumulated Value (plus any Market Value Adjustment) of the contract. Any Market Value Adjustment will be applied to Fixed Period Allocations only. Any amounts taken from Fixed Period Allocations will be taken in first-in, first-out order.

5.7 MINIMUM ACCUMULATED VALUE REQUIRED. We will terminate this contract on any Contract Anniversary if:

1) The Accumulated Value before the deduction of any Annual Administrative Charge is less than $600; and
2) No premium payment has been received at our Service Center for at least 36 months.

Upon termination we will pay you the Accumulated Value.

--------------------------------------------------------------------------------
6.   SURRENDER
--------------------------------------------------------------------------------

6.1 FULL SURRENDER. On or before the Annuity Date and while an Annuitant is living, you may surrender this contract for its Cash Surrender Value by giving Written Notice. The surrender will be effective on the later of:

1)   The day we receive Written Notice; and
2)   The date you specify.

In lieu of receiving the Cash Surrender Value, you may elect a paid-up annuity benefit. All accumulated values in the subaccounts will be transferred to the Fixed Account and all accumulated values in Fixed Period Allocations will be transferred to the Fixed Account at the end of the current allocation periods. On the Annuity Date, the Accumulated Value will be applied under Section 8.1 Annuity Income. The paid-up annuity benefit is not less than the minimum required by law.

6.2 CASH SURRENDER VALUE. The Cash Surrender Value on any day is equal to:

1)   The Accumulated Value; plus
2)   Any Market Value Adjustment applied to Fixed Period Allocations (see
     Section 11.3); minus
3)   Any Surrender Charge (see Section 6.4).

Cash Surrender Values are not less than the minimum values required by law.

6.3 PARTIAL SURRENDER. On or before the Annuity Date and while an Annuitant is living, you may surrender a portion of the Accumulated Value by giving Written Notice. A Market Value Adjustment will apply to Partial Surrenders from Fixed Period Allocations. We will determine any Market Value Adjustment and Surrender Charge on the effective date of the surrender.

A Partial Surrender:

1)   Must be at least $200;
2) Will reduce the Accumulated Value by the amount surrendered. This is the sum of:

     a)   The amount you request;
     b)   Any Market Value Adjustment applied to Fixed Period Allocations;
     c)   Any taxes that we withhold; and
     d)   Any Surrender Charge.

The Partial Surrender will be taken from the subaccounts of the Variable Account, Fixed Period Allocations and the Fixed Account according to the ratio for this contract of the accumulated value (plus any Market Value Adjustment) in each Fixed Period Allocation, each subaccount and the Fixed Account to the Accumulated Value (plus any Market Value Adjustment) of the contract. Any Market Value Adjustment will be applied to Fixed Period Allocations only. Any amounts taken from Fixed Period Allocations will be taken in first-in, first-out order. With our approval, you may choose other allocations from the subaccounts, Fixed Period Allocations and the Fixed Account;

3) Must not reduce the contract's remaining Accumulated Value to less than $1,000; and
4) Will be effective on the later of:

     a)   The day we receive Written Notice; and
     b)   The date you specify.

6.4 SURRENDER CHARGE. A Surrender Charge will be applied to Full and Partial Surrenders. For Full Surrenders, the charge is made as a percentage of the Accumulated Value. For Partial Surrenders, the charge is made as a percentage of the amount surrendered (see Section 6.3(2)). The percent applied is shown on page 4. However:

1) For any surrender made more than three years after the Date of Issue, no Surrender Charge will be deducted from the portion of the Accumulated Value surrendered which is paid under:

     a) Option 2, 3 or 3V of Section 12.2 provided that payments will be made for at least the number of years remaining in the Surrender Charge schedule and that the proceeds are not subsequently withdrawn; or
     b) Option 4, 4V, 5 or 5V of Section 12.2 or any other life income option agreed to by us; and

2) In each Contract Year you may surrender without a Surrender Charge up to 10% of the Accumulated Value existing at the time the first surrender is made in that Contract Year.

6.5 WAIVER OF SURRENDER CHARGE. We will waive the Surrender Charge if the surrender is made:

1) During or within 90 days after the end of the confinement of an Annuitant or an Annuitant's spouse in a licensed hospital, nursing home or hospice provided that confinement:

     a)   Begins while this contract is in force; and
     b)   Continues for at least 30 consecutive days.

     We will require proof of confinement satisfactory to us.
2) During Total Disability of an Annuitant or within 90 days after that Total Disability ends. Total Disability is a disability:

     a) Which begins while this contract is in force and before the Annuitant attains age 65;
     b) Which has continued for six consecutive months. A new six-month disability requirement will apply to each separate period of disability. Periods of disability are separate if (i) the disability in a later period neither results from nor is contributed to by the same cause or causes as the disability in a prior period, or (ii) the later period of disability begins after a continuous period of six months during which the Annuitant was gainfully employed;
     c) Which results from bodily injury sustained or disease which first appears while this contract is in force; and
     d) Which completely prevents the Annuitant from engaging in an Occupation for gain or profit. During the first 24 months of disability, Occupation is the Annuitant's regular occupation when the disability begins. After this, it is any occupation for which the Annuitant is or becomes qualified by reason of education, training or experience. However, if the Annuitant is primarily a homemaker when Total Disability begins, Occupation for gain or profit means performing household duties.

3) When an Annuitant or an Annuitant's spouse has a life expectancy of twelve months or less. We will require proof satisfactory to us, including certification by a physician having the designation M.D. or a doctor of osteopathy having the designation D.O. acting within the legal scope of his or her license. The certifying physician or doctor may not be you or an Annuitant or a member of your family or an Annuitant's family. We may, at our expense, require independent medical verification.
4) While an Annuitant is unemployed and receiving state unemployment benefits or within 90 days after unemployment benefits cease provided that unemployment:

     a)   Begins while this contract is in force; and
     b)   Continues for at least 90 consecutive days.

We will require proof of unemployment satisfactory to us.

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7. DEATH PROCEEDS
--------------------------------------------------------------------------------

7.1 DEATH PROCEEDS. Death Proceeds are calculated at the end of the Valuation Period during which we receive at our Service Center satisfactory proof of the death of an Annuitant.

The amount of Death Proceeds is the sum of (1) and (2) where

1)   Is the greatest of:

     a)   The Basic Death Benefit (see Section 7.2);
     b)   The Maximum Anniversary Death Benefit, if any (see Section 7.3); and
     c)   The Premium Accumulation Death Benefit, if any (see Section 7.4).

2)   Is the Earnings Addition Death Benefit, if any (see Section 7.5).

Once calculated, Death Proceeds may continue to be subject to the investment experience of the Variable Account. When based on the investment experience of the Variable Account, Death Proceeds may increase or decrease daily and are not guaranteed as to minimum dollar amount.

Beneficiaries who are natural persons may elect to receive Death Proceeds in a lump sum or according to Section 12.3 Election of an Option.

Death Proceeds are not less than the minimum values required by law.

7.2 BASIC DEATH BENEFIT. The Basic Death Benefit on any day is the greater of the Accumulated Value on that day and the adjusted sum of premiums determined as follows:

1) As of the day a premium is received by us, the sum is increased by the amount of that premium.
2) As of the day that a Partial Surrender or Annual Administrative Charge is taken, the sum is decreased by the same proportion as the Accumulated Value was decreased by the amount taken.

If this contract has been continued under the Annuitant Exchange (see Section 7.6), then on any date after the Exchange Date, the adjusted sum of premiums will be determined using only premiums paid and Partial Surrenders and Annual Administrative Charges taken on or after the Exchange Date. The Accumulated Value on the Exchange Date will be deemed a premium paid on that date for the purposes of this provision.

7.3 MAXIMUM ANNIVERSARY DEATH BENEFIT. If page 3 shows this benefit is included, then the Maximum Anniversary Death Benefit on any day on or before the Contract Anniversary on which the Annuitant attains age 80 (or, if there are two Annuitants, the Contract Anniversary on which the older Annuitant attains age
80) is the greatest of the Anniversary Death Benefits determined as of that day for each Contract Anniversary. The Anniversary Death Benefit for a Contract Anniversary is the Accumulated Value on that anniversary adjusted as follows for any premiums paid or amounts taken after that date:

1) As of the day a premium is received by us, the benefit is increased by the amount of that premium.
2) As of the day that a Partial Surrender or Annual Administrative Charge is taken, the benefit is decreased by the same proportion as the Accumulated Value was decreased by the amount taken.

On any day after any Annuitant has attained age 80, the Maximum Anniversary Death Benefit is equal to the amount calculated above on the age 80 Contract Anniversary adjusted as in (1) and (2) above for any premiums paid or amounts taken after that anniversary.

If this contract has been continued under the Annuitant Exchange (see Section 7.6), then the amount above will be determined only for Contract Anniversaries after the Exchange Date.

7.4 PREMIUM ACCUMULATION DEATH BENEFIT. If page 3 shows this benefit is included, then the Premium Accumulation Death Benefit on any day on or before the Contract Anniversary on which the Annuitant attains age 80 (or, if there are two annuitants, the Contract Anniversary on which the older Annuitant attains age 80) is the lesser of:

1) The accumulation at 5% effective annual interest of premiums received by us adjusted for any Partial Surrenders and Annual Administrative Charges. As of the day that a Partial Surrender or Annual Administrative Charge is taken, the accumulated premiums are decreased by the same proportion as the Accumulated Value was decreased by the amount taken; and
2) Two times the adjusted sum of premiums as determined in Section 7.2 Basic Death Benefit.

On any day after any Annuitant has attained age 80, the Premium Accumulation Death Benefit is the sum of the amount calculated above on the age 80 Contract Anniversary and any premiums received by us after that anniversary, adjusted as in (1) above for any Partial Surrenders or Annual Administrative Charges taken after that anniversary.

If this contract has been continued under the Annuitant Exchange (see Section 7.6), then on any date after the Exchange Date, items (1) and (2) above will be determined using only premiums paid and Partial Surrenders and Annual Administrative Charges taken on or after the Exchange Date. The Accumulated Value on the Exchange Date will be deemed a premium paid on that date for the purposes of this provision.

7.5 EARNINGS ADDITION DEATH BENEFIT. If page 3 shows this benefit is included, then the Earnings Addition Death Benefit on any day on or before the Contract Anniversary on which the Annuitant attains age 80 (or, if there are two annuitants, the Contract Anniversary on which the older Annuitant attains age
80) is 40% of the lesser of:

1) The adjusted sum of premiums as determined in Section 7.2 Basic Death Benefit; and
2) The amount by which the Accumulated Value on that date exceeds the amount in (1).

On any day after any Annuitant has attained age 80, the Earnings Addition Death Benefit is equal to the amount calculated above on the age 80 Contract Anniversary adjusted for any Partial Surrenders or Annual Administrative Charges taken after that anniversary. As of the day that a Partial Surrender or Annual Administrative Charge is taken, the amount calculated on the age 80 Contract Anniversary is decreased by the same proportion as the Accumulated Value was decreased by the amount taken.

If this contract has been continued under the Annuitant Exchange (see Section 7.6), then on any date after the Exchange Date, item (1) above will be determined using only premiums paid and amounts taken on or after the Exchange Date. The Accumulated Value on the Exchange Date will be deemed a premium paid on that date for the purposes of this provision.

7.6 ANNUITANT EXCHANGE. If an Annuitant dies before Annuity Income payments begin and that Annuitant's spouse is the sole primary beneficiary, then the spouse may elect, in lieu of receiving Death Proceeds and to the extent permitted by law, to continue this contract in force as the Annuitant and owner effective on the date that Death Proceeds are calculated (the Exchange Date). Any excess of Death Proceeds over Accumulated Value on that day will be added to the Accumulated Value. This amount will be allocated to subaccounts of the Variable Account, to Fixed Period Allocations and to the Fixed Account according to the ratio of the accumulated value in each to the total Accumulated Value, except that:

1) Any portion of the increase based on Fixed Period Allocations will be applied to the Money Market Subaccount; and
2) Any portion of the increase based on Return Protection Allocations in RP Subaccounts will be applied to subaccounts that invest in the same underlying portfolios as the RP Subaccounts.

If the surviving spouse continues the contract as the Annuitant and owner, then all contract benefits will continue. The amount of those benefits will be determined using the Accumulated Value on the Exchange Date and the spouse's age on the Date of Issue. The Annuitant Exchange may be elected only once in this contract. After an Annuitant Exchange, the owner may make Return Protection Allocations subject to Section 10 of this contract.

The spouse will have 60 days from the date we receive proof of death of the Annuitant in which to elect to receive proceeds or to continue the contract. If election to receive the Accumulated Value or to continue the contract is not made within 60 days, election of the Annuitant Exchange will be deemed to have been made on the Exchange Date.

--------------------------------------------------------------------------------
8. ANNUITY INCOME
--------------------------------------------------------------------------------

8.1 ANNUITY INCOME. The Annuity Income will be the amount provided by the Cash Surrender Value on the Annuity Date. This income may be paid under a Fixed Annuity, Variable Annuity, or both. Unless you elect otherwise, the income will be determined according to Section 12.2 Optional Plans of Settlement using a guaranteed period of 10 years and Option 4V if one Annuitant is living on the Annuity Date or Option 5V if two Annuitants are then living, and using an assumed effective annual interest rate of 3%. Annuity Income may be paid under a settlement agreement that we will issue.

8.2 NUMBER OF ANNUITY UNITS. If a Variable Annuity is payable, each annuity payment is defined in terms of annuity units. The total amount payable is the sum of the payments from each subaccount. The number of annuity units payable from any subaccount is equal to:

1)   The dollar amount of the first annuity payment provided by that subaccount;

Divided by

2) The annuity unit value for that subaccount (See Section 9.3) on the Valuation Day on which the first payment is calculated.

After the first payment, the number of annuity units payable from each subaccount will not change unless you request a change in allocation as provided in Section 8.3 or a reduction factor applies under Option 5V of Section 12.2. The dollar amount payable from any subaccount will be equal to:

1)   The number of units payable from that subaccount;

Multiplied by

2) The annuity unit value for that subaccount on the Valuation Day on which the payment is calculated.

8.3 CHANGE IN ANNUITY UNIT ALLOCATION. You may change the allocation of annuity units among the subaccounts of the Variable Account, and you may transfer annuity units to a Fixed Annuity. Any change in annuity unit allocations:

1) Will occur at the end of the Valuation Period during which we receive Written Notice;
2)   Will be based on annuity unit values for the subaccounts on that day; and
3)   May be made not more than twelve times in any Contract Year.

Any change in allocation of annuity units will affect future Annuity Income payments. The selected plan of settlement cannot be changed.

--------------------------------------------------------------------------------
9. VARIABLE ACCOUNT AND UNIT VALUES
--------------------------------------------------------------------------------

9.1 VARIABLE ACCOUNT. Premiums and Accumulated Value may be allocated or transferred to subaccounts of the Variable Account. The Variable Account has subaccounts which invest in the corresponding underlying portfolios of one or more diversified open-end management investment companies, each of which is registered with the SEC. Each subaccount purchases shares in a specific portfolio at net asset value. If a portfolio is no longer available or we no longer consider it suitable for investment, we may substitute another portfolio or invest in a different investment company. We may also add, delete, combine or modify subaccounts, combine the Variable Account with another separate account or invest in a different separate account.

We own the assets of the Variable Account. Income and realized and unrealized gains and losses from each subaccount of the Variable Account are credited to or charged against that subaccount. Assets of the Variable Account at any time will be at least equal to the reserves and other liabilities of the Variable Account. These assets may not be charged with liabilities from any other business we conduct. We may transfer assets in excess of Variable Account reserves and liabilities to our General Account.

9.2 ACCUMULATION UNIT VALUE. The initial accumulation unit value for each subaccount was set when the subaccount was established. At the end of any subsequent Valuation Period, the accumulation unit value for a subaccount is equal to:

1) The accumulation unit value for the subaccount at the end of the prior Valuation Period;

Multiplied by

2) The Net Investment Factor (see Section 9.4) for accumulation unit values for the subaccount for that period.

Accumulation unit values are determined at the end of each Valuation Period before the transfer or allocation of any amounts to or from the subaccounts. The accumulation unit values may increase or decrease on each Valuation Day.

9.3 ANNUITY UNIT VALUE. The initial annuity unit value for each subaccount was equal to the initial accumulation unit value for that subaccount. For any assumed interest rate, the annuity unit value at the end of any subsequent Valuation Period for a subaccount is equal to:

1) The annuity unit value for the subaccount at the end of the prior Valuation Period;

Multiplied by

2) The Net Investment Factor (see Section 9.4) for annuity values for the subaccount for that period;

Multiplied by

3)   A discount factor equivalent to the assumed interest rate.

Annuity unit values are determined at the end of each Valuation Period before the transfer or allocation of any amounts to or from the subaccounts. The annuity unit values may increase or decrease on each Valuation Day.

9.4 NET INVESTMENT FACTORS. The Net Investment Factor for a subaccount measures the investment performance of that subaccount. For each Valuation Period, the Net Investment Factor for a subaccount is determined by dividing (1) by (2) and then subtracting (3) where:

1)   Is the sum of:

     a) The net asset value per share of the corresponding portfolio at the end of the Valuation Period; plus
     b) The per share amount of any dividend or capital gain distribution made by the portfolio if the "ex-dividend" date occurs during the Valuation Period; plus or minus
     c) A per share charge or credit for any taxes reserved for that we determine to be a result of the investment operation of the portfolio.

2) Is the net asset value per share of the corresponding portfolio at the end of the prior Valuation Period.
3) Is the charge for mortality and expense risks that we deduct for each day in the Valuation Period and is based upon the daily accumulated value in each subaccount. For accumulation unit values, this charge includes the cost of any Death Benefit Options included on this contract. This charge may be also based upon the total accumulated value in the subaccounts and is guaranteed not to exceed, on annual basis, the Maximum Annual Risk Charge for accumulation unit values shown on page 4. For annuity unit values, the risk charge is guaranteed not to exceed, on annual basis, the Maximum Annual Risk Charge for annuity unit values shown on page 4.

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10. RETURN PROTECTION ALLOCATIONS
--------------------------------------------------------------------------------

10.1 RETURN PROTECTION ALLOCATIONS (RPAs). We may offer Return Protection Allocations (RPAs) to which premiums and Accumulated Value may be allocated or transferred. Each RPA is allocated to an RP Subaccount with a specified allocation period. At the end of the allocation period, the accumulated value of the RPA is guaranteed not to be less than the allocation amount accumulated at a specified interest rate, adjusted for any amounts taken from the RPA before the end of its allocation period. (For allocations that guarantee the return of the adjusted allocation amount, the specified interest rate is 0%). If you elect an RPA, we will send you a confirmation that includes the RPA's allocation period and the return guarantee that applies at the end of that allocation period.

10.2 RPA REQUIREMENTS. RPAs are subject to the following requirements:

1)   The amount of each RPA must be at least $10,000.
2) The expiry date for each RPA may not be later than either of the following dates:

     a)   The Annuity Date.
     b) The Contract Anniversary on which the Annuitant attains age 90 (or, if there are two Annuitants, the Contract Anniversary on which the older Annuitant attains age 90).

3) The allocation period for a new RPA may not be the same as the allocation period for an existing RPA.
4) A new RPA made within one year after the termination of an RPA must have a different allocation period than the terminated RPA. This requirement does not apply if the new allocation is made on the expiry date of the terminated RPA or if the new allocation is made within one year after an Annuitant Exchange.
5) An RPA may not be made if this contract includes either the Premium Accumulation Death Benefit (see Section 7.4) or the Earnings Addition Death Benefit (see Section 7.5).

10.3 THE RETURN PROTECTION GUARANTEE. The guaranteed accumulated value of an RPA on its expiry date is equal to the allocation amount accumulated for the duration of the allocation period at the effective annual interest rate guaranteed for that RPA adjusted as follows:

1) As of the day that a Partial Surrender is made, the accumulated allocation amount is decreased by the same proportion as the accumulated value of the RPA was decreased by that surrender.
2) On any Contract Anniversary that we deduct an Annual Administrative Charge (see Section 5.6), the accumulated allocation amount is decreased by the same proportion as the accumulated value of the RPA was decreased by the deduction for the Annual Administrative Charge.

If the accumulated value of an RPA is less than its guaranteed value on its expiry date, the difference will be added to the accumulated value of the RP Subaccount to which the expiring RPA was allocated.

10.4 TERMINATION OF AN RPA. An RPA terminates on the earlier of the following dates:

1)   Its expiry date.
2)   The date that Death Proceeds are calculated.

You may terminate an RPA prior to its expiry date by giving Written Notice. During the first two years after an RPA's date of allocation you may do so only by requesting a surrender of the accumulated value of the RPA. A Surrender Charge may apply (see Section 6.4).

If an RPA terminates due to the death of an Annuitant or if you terminate an RPA more than two years after the date of its allocation, the RPA's accumulated value will be transferred to a subaccount without return protection that invests in the same underlying portfolio as the RP Subaccount to which the terminated RPA was allocated.

We will give you at least 45 days notice of the expiry date of each RPA. Unless you give Written Notice before the expiry date to do otherwise, the accumulated value of the expired allocation will be applied as a new RPA on the expiry date. The new RPA will be applied to the same subaccount and for the same period as the expired RPA subject to the RPA Requirements in Section 10.2. If those requirements are not met or RPAs are not then offered by us, the accumulated value will be transferred to a subaccount without return protection that invests in the same underlying portfolio as the RP Subaccount to which the expired RPA was allocated. If that subaccount is no longer available for new allocations, the accumulated value of the expired RPA will be transferred to the Money Market Subaccount.

Additional premiums or Accumulated Value may be allocated or transferred to the new RPA on its allocation date by giving Written Notice prior to that date. Additional premiums received prior to the allocation date will be allocated to the Money Market Subaccount and transferred to the new RPA on its allocation date.

--------------------------------------------------------------------------------
11. FIXED ACCOUNT AND FIXED PERIOD ALLOCATIONS
--------------------------------------------------------------------------------

11.1 FIXED ACCOUNT. Premiums and Accumulated Value may be allocated or transferred to the Fixed Account. The interest rate credited on amounts in the Fixed Account depends on the date of allocation or transfer to the Fixed Account. We guarantee that the initial interest rate for each amount allocated or transferred to the Fixed Account will be effective for at least twelve months, and subsequent interest rates will not be changed more often than once every twelve months. Interest is compounded daily and the effective annual interest rate will never be less than the Fixed Account Guaranteed Interest Rate shown on page 3.

Partial Surrenders, Annual Administrative Charges, transfers and transfer charges will be taken from the Fixed Account on a last-in, first-out basis. For purposes of this determination, interest credited on any amount allocated or transferred to the Fixed Account will be deemed to have been credited on the date that amount was allocated or transferred.

11.2 FIXED PERIOD ALLOCATIONS. We may offer Fixed Period Allocations to which premiums and Accumulated Value may be allocated or transferred. Each Fixed Period Allocation must be at least $1,000. For each amount allocated or transferred to a Fixed Period Allocation, you elect an allocation period then offered by us. The interest rate credited to a new Fixed Period Allocation depends on its date of allocation or transfer and the allocation period selected. The rate is guaranteed for the entire allocation period. Accumulated value which is surrendered from a Fixed Period Allocation more than 30 days before the end of its allocation period is subject to a Market Value Adjustment.

Interest is compounded daily and the effective annual interest rate will never be less than the Fixed Period Allocation Minimum Guaranteed Interest Rate shown on page 3. We will notify you of the interest rate applicable to each Fixed Period Allocation when we confirm your allocation.

We will give you at least 30 days notice of the expiry date of each Fixed Period Allocation. Unless you give Written Notice before the expiry date to surrender or transfer the accumulated value for that allocation, the accumulated value will be applied as a new Fixed Period Allocation on the expiry date. The allocation period will be the same as the period just ended, provided that period does not extend beyond the Annuity Date and is still offered by us. Otherwise, the allocation period will be the longest period then offered by us that does not extend beyond the Annuity Date. If the amount of the allocation is less than $1,000 or if all allocation periods then offered would extend beyond the Annuity Date, the accumulated value will be transferred to the Money Market Subaccount. The first-in, first-out accounting method will be used for surrenders and transfers from Fixed Period Allocations.

11.3 MARKET VALUE ADJUSTMENT. A Market Value Adjustment will apply to accumulated value which is surrendered from a Fixed Period Allocation more than 30 days before the end of its allocation period. The adjustment may increase or decrease the amount surrendered. The Market Value Adjustment is determined by multiplying the amount surrendered By:

                         (n/12)
(1 + i) / (1 + j + .0025)      - 1

where:

i is the Treasury Rate for the week prior to the date of allocation for a maturity equal to the allocation period for the Fixed Period Allocation from which the surrender is being made;

j is the Treasury Rate for the week prior to the date of surrender for a maturity equal to the number of whole months remaining in that allocation period. If fewer than twelve months remain, we will use the Treasury Rate for a maturity of one year; and

n is the number of whole months remaining in that allocation period.

If a Treasury Rate is not available for a maturity of n months, then j will be determined by linear interpolation of rates for maturity periods closest to n months.

Market Value Adjustments will be applied before any Surrender Charges. We guarantee that Market Value Adjustments will not reduce interest earned on amounts allocated to Fixed Period Allocations to less than an effective annual rate, compounded daily, equal to the Fixed Period Allocation Minimum Guaranteed Interest Rate shown on page 3.

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12. SETTLEMENT PROVISIONS
--------------------------------------------------------------------------------

12.1 PAYMENT OF PROCEEDS. Annuity Income is payable as described in Section 8.1. Proceeds from death or surrender are payable in a lump sum unless otherwise provided. Instead of a lump sum, Death Proceeds or Full Surrenders of $2,000 or more may be paid under any settlement option in Section 12.2 by means of a settlement agreement which we will issue. If any payee (including any owner or Annuitant) dies after annuity payments have begun and before the entire interest in the settlement agreement has been distributed, the entire remaining interest must be distributed at least as rapidly as under the method of payment in effect as of the date of the payee's death.

12.2 OPTIONAL PLANS OF SETTLEMENT. Proceeds payable under a settlement option may be paid under one or more of the following options.

Option 1 - Interest Income. The proceeds may be left on deposit. Interest earned may be paid in cash or left to accumulate at interest. We will pay interest at a rate of not less than 1.5% per year. All or part of these proceeds may be withdrawn upon request.

Fixed Annuity Payment Option 2 - Income of a Fixed Amount. We will pay an income of a fixed amount at agreed upon intervals. Interest will be credited on the unpaid balance at a rate not less than 1.5% per year. Income will be paid until the proceeds and interest are paid in full. After the first payment is made, this option may not be revoked or changed except as described in Section 12.4.

Fixed Annuity Payment Option 3 and Variable Annuity Payment Option 3V - Income for a Fixed Period. We will pay an income for a fixed period, not to exceed 360 months or, if greater, the life expectancy of the payee. Guaranteed payments for Options 3 and 3V for fixed periods up to 30 years are shown on page 26. Under Option 3, interest will be credited on the unpaid balance at a rate not less than 1.5% per year and the income will not be less than the amount shown. Under Option 3V, an assumed effective annual interest rate of 3%, 4% or 5% may be elected and the first monthly payment for any subaccount will be the amount shown for the rate elected. After the first payment is made, Options 3 and 3V may not be revoked or changed except as described in Section 12.4.

Fixed Annuity Payment Option 4 and Variable Annuity Payment Option 4V - Life Income with Guaranteed Period. We will pay an income for the lifetime of the payee. A guaranteed period of up to 360 months may be elected. If the payee dies during the guaranteed period, payments will be continued to the end of that period and will be paid to the payee's beneficiary. After the first payment is made, Options 4 and 4V may not be revoked or changed except as described in
Section 12.4.

Guaranteed payments for Options 4 and 4V for selected ages and guaranteed periods of 10 and 20 years are shown on pages 27, 28, 29 and 30. The incomes are based on the Annuity Table 2000 using the sex and adjusted age of the payee on the date the first payment is due. Under Option 4, we use an effective annual interest rate of 2.5%, and the income will not be less than the amount shown. Under Option 4V, an assumed effective annual interest rate of 3%, 4% or 5% may be elected and the first monthly payment for any subaccount will be the amount shown for the rate elected.

Fixed Annuity Payment Option 5 and Variable Annuity Payment Option 5V - Joint and Survivor Life Income with Guaranteed Period. We will pay an income as long as at least one of the two payees is alive. A guaranteed period of up to 360 months may be elected. If one payee dies during the guaranteed period, payments will continue for the lifetime of the surviving payee. Before the first payment is made under this option, a reduction factor may be elected which will reduce any payments made after the guaranteed period by the elected reduction factor if only one payee is then living. Payments made during the guaranteed period will be larger if a reduction factor is elected. If both payees die during the guaranteed period, payments will be continued to the end of that period and will be paid to the payee's beneficiary. After the first payment is made, Options 5 and 5V may not be revoked or changed except as described in Section 12.4.

Guaranteed payments for Options 5 and 5V for male and female payees at selected ages and guaranteed periods of 10 and 20 years are shown on pages 27, 28, 29 and
30. The incomes are based on the Annuity Table 2000 using the sex and adjusted age of each payee on the date the first payment is due. Under Option 5, we use an effective annual interest rate of 2.5%, and the income will not be less than the amount shown. Under Option 5V, an assumed effective annual interest rate of 3%, 4% or 5% may be elected and the first monthly payment for any subaccount will be the amount shown for the rate elected.

Adjusted Age. As used in Options 4, 4V, 5 and 5V, adjusted age is the age nearest birthday decreased by the adjustment shown below:

Year of First       Age
   Payment      Adjustment
-------------   ----------
2000-2009            0
2010-2019            1
2020-2029            2
2030-2039            3
2040-2049            4
2050-2059*           5

     * For each succeeding decade, the age adjustment continues to increase by 1.

Option 6 - Other Options. The proceeds may be paid under any other settlement option agreeable to us.

12.3 ELECTION OF AN OPTION. You may elect an option by Written Notice during an Annuitant's lifetime. The option must be elected before the Annuity Date. Assignees and third-party owners may elect an option only with our consent. Each payee under Options 4, 4V, 5 and 5V must be a natural person who is an Annuitant, a Successor Owner or a beneficiary.

If Death Proceeds or the Cash Surrender Value is payable upon the death of an owner (or an Annuitant if any owner is not a natural person), the payee may elect a settlement option provided that:

1)   The Death Proceeds or Cash Surrender Value has not been paid;
2)   In accordance with Internal Revenue Service regulations or rulings, either:

     a) The principal and earnings are completely distributed within 5 years after the date of death; or
     b) If the payee is a natural person who is a surviving owner or beneficiary, distribution of the principal and earnings is made by means of a periodic payment which:

          i)   Begins within one year after the date of death; and
          ii) Is made over the life of the payee or over a period not extending beyond the life expectancy of the payee; and

3) The manner of settlement has not been restricted before the owner's death. However, if any such restriction is in conflict with the requirements of
     (2) above, the requirements of (2) will control.

Election of an option is subject to these conditions:

1)   Payments must not be less than $50; and
2) Payments are made only at annual, semiannual, quarterly or monthly intervals.

If annuity payments would be or become less than $50, we reserve the right to change the frequency of payments to an interval such that payments are not less than $50.

If the beneficiary does not receive proceeds or elect a settlement option within 5 years after the date of death, this contract will terminate and the Death Proceeds will be paid to the beneficiary.

12.4 SURRENDER OF ANNUITY INCOME. If we are paying an income under Options 2, 3 or 3V, a payee may elect to receive a lump sum in lieu of continuing payments, unless the income election was irrevocable. The lump sum payable on any day is the present value of the remaining payments. The value will be based on the interest rate used to determine the income payable plus 0.25% and, for Option 3V, annuity unit values on the date election to receive a lump sum is made.

If we are paying an income under Options 4, 4V, 5, 5V or any other life income option with a guaranteed period, then during the guaranteed period a payee may elect to receive a lump sum in lieu of continuing payments, unless the life income election was irrevocable. The lump sum payable on any day is the present value of payments remaining in the guaranteed period. The value will be based on the interest rate used to determine the income payable plus 0.25% and, for variable annuity options, annuity unit values on the date election to receive a lump sum is made.

                                    OPTION 3
             Guaranteed Monthly Payments for Each $1,000 of Proceeds

-------------------------------------------------------------------------------------------------
 Years    Monthly    Years    Monthly    Years    Monthly    Years    Monthly    Years    Monthly
Payable   Payment   Payable   Payment   Payable   Payment   Payable   Payment   Payable   Payment
-------------------------------------------------------------------------------------------------
   1       83.90        7      12.52       13       7.04       19       5.03       25       3.98
   2       42.26        8      11.04       14       6.59       20       4.81       26       3.86
   3       28.38        9       9.88       15       6.19       21       4.61       27       3.74
   4       21.44       10       8.96       16       5.84       22       4.43       28       3.63
   5       17.28       11       8.20       17       5.54       23       4.27       29       3.53
   6       14.50       12       7.57       18       5.27       24       4.12       30       3.44
-------------------------------------------------------------------------------------------------
Annual, Semiannual of Quarterly payments are 11.918, 5.981 and 2.996 respectively, times the
Monthly payments.
-------------------------------------------------------------------------------------------------

                                 OPTION 3V - 3%
                First Monthly Payment for Each $1,000 of Proceeds

-------------------------------------------------------------------------------------------------
 Years    Monthly    Years    Monthly    Years    Monthly    Years    Monthly    Years    Monthly
Payable   Payment   Payable   Payment   Payable   Payment   Payable   Payment   Payable   Payment
-------------------------------------------------------------------------------------------------
   1       84.46        7      13.16       13       7.71       19       5.72       25       4.70
   2       42.85        8      11.68       14       7.25       20       5.51       26       4.58
   3       28.99        9      10.53       15       6.86       21       5.31       27       4.47
   4       22.06       10       9.61       16       6.52       22       5.14       28       4.37
   5       17.90       11       8.86       17       6.22       23       4.98       29       4.27
   6       15.13       12       8.23       18       5.96       24       4.84       30       4.18
-------------------------------------------------------------------------------------------------
Annual, Semiannual of Quarterly payments are 11.839, 5.963 and 2.992 respectively, times the
Monthly payments.
-------------------------------------------------------------------------------------------------

                                 OPTION 3V - 4%
                First Monthly Payment for Each $1,000 of Proceeds

-------------------------------------------------------------------------------------------------
 Years    Monthly    Years    Monthly    Years    Monthly    Years    Monthly    Years    Monthly
Payable   Payment   Payable   Payment   Payable   Payment   Payable   Payment   Payable   Payment
-------------------------------------------------------------------------------------------------
   1       84.83        7      13.59       13       8.16       19       6.21       25       5.22
   2       43.25        8      12.11       14       7.72       20       6.00       26       5.10
   3       29.39        9      10.97       15       7.33       21       5.81       27       4.99
   4       22.47       10      10.05       16       7.00       22       5.64       28       4.89
   5       18.32       11       9.31       17       6.70       23       5.49       29       4.80
   6       15.56       12       8.69       18       6.44       24       5.35       30       4.71
-------------------------------------------------------------------------------------------------
Annual, Semiannual of Quarterly payments are 11.788, 5.951 and 2.990 respectively, times the
Monthly payments.
-------------------------------------------------------------------------------------------------

                                 OPTION 3V - 5%
                First Monthly Payment for Each $1,000 of Proceeds

-------------------------------------------------------------------------------------------------
 Years    Monthly    Years    Monthly    Years    Monthly    Years    Monthly    Years    Monthly
Payable   Payment   Payable   Payment   Payable   Payment   Payable   Payment   Payable   Payment
-------------------------------------------------------------------------------------------------
   1       85.20        7      14.02       13       8.63       19       6.71       25       5.75
   2       43.64        8      12.55       14       8.19       20       6.51       26       5.64
   3       29.79        9      11.41       15       7.81       21       6.32       27       5.54
   4       22.88       10      10.50       16       7.48       22       6.16       28       5.44
   5       18.74       11       9.76       17       7.19       23       6.01       29       5.35
   6       15.98       12       9.15       18       6.94       24       5.88       30       5.27
-------------------------------------------------------------------------------------------------
Annual, Semiannual of Quarterly payments are 11.737, 5.94 and 2.988 respectively, times the
Monthly payments.
-------------------------------------------------------------------------------------------------

                                    OPTION 4
                        Male Payee - Monthly Life Income

------------------------------------------------------------------------------------------------------------------------
                               Guaranteed Monthly Life Income for Each $1,000 of Proceeds
------------------------------------------------------------------------------------------------------------------------
  Adjusted      Payments     Payments      Adjusted      Payments     Payments      Adjusted      Payments     Payments
Age of Payee   Guaranteed   Guaranteed   Age of Payee   Guaranteed   Guaranteed   Age of Payee   Guaranteed   Guaranteed
 on Date of       for           for       on Date of       for           for       on Date of       for           for
 Settlement     10 years     20 years     Settlement     10 years     20 years     Settlement     10 years     20 years
------------------------------------------------------------------------------------------------------------------------
     40           3.23         3.20           65           5.21         4.62           75           6.82         5.11
     45           3.47         3.41           66           5.35         4.69           76           7.00         5.14
     50           3.76         3.67           67           5.49         4.75           77           7.18         5.17
     55           4.13         3.96           68           5.64         4.81           78           7.35         5.19
                                              69           5.80         4.86           79           7.53         5.20
------------------------------------------------------------------------------------------------------------------------
     60           4.60         4.29           70           5.96         4.91           80           7.70         5.22
     61           4.71         4.36           71           6.12         4.96           85           8.45         5.26
     62           4.83         4.43           72           6.29         5.00           90           8.97         5.27
     63           4.95         4.49           73           6.47         5.04           95           9.27         5.27
     64           5.08         4.56           74           6.64         5.08
------------------------------------------------------------------------------------------------------------------------

                       Female Payee - Monthly Life Income

------------------------------------------------------------------------------------------------------------------------
                               Guaranteed Monthly Life Income for Each $1,000 of Proceeds
------------------------------------------------------------------------------------------------------------------------
  Adjusted      Payments     Payments      Adjusted      Payments     Payments      Adjusted      Payments     Payments
Age of Payee   Guaranteed   Guaranteed   Age of Payee   Guaranteed   Guaranteed   Age of Payee   Guaranteed   Guaranteed
 on Date of       for           for       on Date of       for           for       on Date of       for           for
 Settlement     10 years     20 years     Settlement     10 years     20 years     Settlement     10 years     20 years
------------------------------------------------------------------------------------------------------------------------
     40           3.07         3.06           65           4.80         4.45           75           6.41         5.06
     45           3.27         3.25           66           4.93         4.52           76           6.60         5.10
     50           3.52         3.48           67           5.06         4.59           77           6.80         5.13
     55           3.84         3.75           68           5.20         4.66           78           7.01         5.16
                                              69           5.35         4.73           79           7.21         5.18
------------------------------------------------------------------------------------------------------------------------
     60           4.26         4.08           70           5.51         4.80           80           7.41         5.20
     61           4.35         4.15           71           5.67         4.86           85           8.31         5.26
     62           4.46         4.23           72           5.85         4.92           90           8.92         5.27
     63           4.56         4.30           73           6.03         4.97           95           9.24         5.27
     64           4.68         4.37           74           6.21         5.02
------------------------------------------------------------------------------------------------------------------------

                                    OPTION 5
                  Male and Female Payees - Monthly Life Income

---------------------------------------------------------------------------------------------------------------------
                              Guaranteed Monthly Life Income for Each $1,000 of Proceeds
---------------------------------------------------------------------------------------------------------------------
 Adjusted              Payment Guaranteed for 10 Years                       Payment Guaranteed for 20 Years
Age of Male   -------------------------------------------------------------------------------------------------------
 Payee on     Adjusted Age of Female Payee on Date of Settlement   Adjusted Age of Female Payee on Date of Settlement
  Date of     -------------------------------------------------------------------------------------------------------
Settlement                  60     65     70     75                              60     65     70     75
---------------------------------------------------------------------------------------------------------------------
      60                   3.83   4.04   4.23   4.39                            3.80   3.99   4.14   4.23
      65                   3.97   4.27   4.56   4.81                            3.92   4.17   4.39   4.53
      70                   4.08   4.46   4.86   5.25                            4.01   4.31   4.58   4.77
      75                   4.16   4.60   5.12   5.66                            4.05   4.39   4.71   4.94
---------------------------------------------------------------------------------------------------------------------
      Rates not shown will be calculated on the same basis as the above rates and will be provide upon request.
---------------------------------------------------------------------------------------------------------------------

                                 OPTION 4V - 3%
                        Male Payee - Monthly Life Income

------------------------------------------------------------------------------------------------------------------------
                              First Monthly Life Income Payment for Each $1,000 of Proceeds
------------------------------------------------------------------------------------------------------------------------
  Adjusted      Payments     Payments      Adjusted      Payments     Payments      Adjusted      Payments     Payments
Age of Payee   Guaranteed   Guaranteed   Age of Payee   Guaranteed   Guaranteed   Age of Payee   Guaranteed   Guaranteed
 on Date of       for           for       on Date of        for          for       on Date of        for          for
 Settlement     10 years     20 years     Settlement     10 years     20 years     Settlement     10 years     20 years
------------------------------------------------------------------------------------------------------------------------
     40           3.53         3.50           65           5.48         4.88           75           7.08         5.36
     45           3.76         3.70           66           5.62         4.94           76           7.25         5.39
     50           4.05         3.95           67           5.77         5.00           77           7.43         5.41
     55           4.41         4.24           68           5.92         5.06           78           7.61         5.43
                                              69           6.07         5.11           79           7.78         5.45
------------------------------------------------------------------------------------------------------------------------
     60           4.88         4.56           70           6.23         5.16           80           7.95         5.46
     61           4.99         4.62           71           6.39         5.21           85           8.69         5.50
     62           5.10         4.69           72           6.56         5.25           90           9.20         5.51
     63           5.23         4.75           73           6.73         5.29           95           9.49         5.51
     64           5.35         4.82           74           6.90         5.33
------------------------------------------------------------------------------------------------------------------------

                       Female Payee - Monthly Life Income

------------------------------------------------------------------------------------------------------------------------
                              First Monthly Life Income Payment for Each $1,000 of Proceeds
------------------------------------------------------------------------------------------------------------------------
  Adjusted      Payments     Payments      Adjusted      Payments     Payments      Adjusted      Payments     Payments
Age of Payee   Guaranteed   Guaranteed   Age of Payee   Guaranteed   Guaranteed   Age of Payee   Guaranteed   Guaranteed
 on Date of        for          for       on Date of        for          for       on Date of        for          for
 Settlement     10 years     20 years     Settlement     10 years     20 years     Settlement     10 years     20 years
------------------------------------------------------------------------------------------------------------------------
     40           3.37         3.35           65           5.07         4.71           75           6.67         5.31
     45           3.57         3.54           66           5.20         4.78           76           6.86         5.35
     50           3.81         3.76           67           5.33         4.85           77           7.06         5.38
     55           4.13         4.03           68           5.47         4.92           78           7.26         5.40
                                              69           5.62         4.99           79           7.46         5.43
------------------------------------------------------------------------------------------------------------------------
     60           4.54         4.35           70           5.78         5.05           80           7.66         5.45
     61           4.63         4.42           71           5.94         5.11           85           8.55         5.50
     62           4.73         4.49           72           6.11         5.17           90           9.15         5.51
     63           4.84         4.57           73           6.29         5.22           95           9.47         5.51
     64           4.95         4.64           74           6.48         5.27
------------------------------------------------------------------------------------------------------------------------

                                 OPTION 5V - 3%
                  Male and Female Payees - Monthly Life Income

------------------------------------------------------------------------------------------------------------------------
                              First Monthly Life Income Payment for Each $1,000 of Proceeds
------------------------------------------------------------------------------------------------------------------------
  Adjusted               Payment Guaranteed for 10 Years                       Payment Guaranteed for 20 Years
 Age of Male   ---------------------------------------------------------------------------------------------------------
  Payee on      Adjusted Age of Female Payee on Date of Settlement    Adjusted Age of Female Payee on Date of Settlement
   Date of     ---------------------------------------------------------------------------------------------------------
 Settlement        60           65            70            75           60            65            70           75
------------------------------------------------------------------------------------------------------------------------
     60           4.10         4.31          4.51          4.66         4.07          4.26          4.40         4.50
     65           4.24         4.54          4.83          5.08         4.19          4.44          4.65         4.79
     70           4.36         4.73          5.13          5.52         4.27          4.57          4.84         5.03
     75           4.43         4.87          5.38          5.92         4.32          4.66          4.96         5.19
------------------------------------------------------------------------------------------------------------------------
        Rates not shown will be calculated on the same basis as the above rates and will be provide upon request.
------------------------------------------------------------------------------------------------------------------------

                                 OPTION 4V - 4%
                        Male Payee - Monthly Life Income

------------------------------------------------------------------------------------------------------------------------
                              First Monthly Life Income Payment for Each $1,000 of Proceeds
------------------------------------------------------------------------------------------------------------------------
  Adjusted      Payments     Payments      Adjusted      Payments     Payments      Adjusted      Payments     Payments
Age of Payee   Guaranteed   Guaranteed   Age of Payee   Guaranteed   Guaranteed   Age of Payee   Guaranteed   Guaranteed
 on Date of       for           for       on Date of       for           for       on Date of        for          for
 Settlement     10 years     20 years     Settlement     10 years     20 years     Settlement     10 years     20 years
------------------------------------------------------------------------------------------------------------------------
     40           4.14         4.10           65           6.04         5.41           75           7.60         5.86
     45           4.36         4.29           66           6.17         5.46           76           7.77         5.88
     50           4.64         4.52           67           6.31         5.52           77           7.94         5.91
     55           4.99         4.80           68           6.46         5.57           78           8.11         5.92
                                              69           6.61         5.62           79           8.28         5.94
------------------------------------------------------------------------------------------------------------------------
     60           5.44         5.10           70           6.77         5.67           80           8.44         5.96
     61           5.55         5.16           71           6.93         5.72           85           9.16         5.99
     62           5.66         5.22           72           7.09         5.76           90           9.66         6.00
     63           5.78         5.29           73           7.26         5.79           95           9.94         6.00
     64           5.91         5.35           74           7.43         5.83
------------------------------------------------------------------------------------------------------------------------

                       Female Payee - Monthly Life Income

------------------------------------------------------------------------------------------------------------------------
                              First Monthly Life Income Payment for Each $1,000 of Proceeds
------------------------------------------------------------------------------------------------------------------------
  Adjusted      Payments     Payments      Adjusted      Payments     Payments      Adjusted      Payments     Payments
Age of Payee   Guaranteed   Guaranteed   Age of Payee   Guaranteed   Guaranteed   Age of Payee   Guaranteed   Guaranteed
 on Date of       for           for       on Date of       for           for       on Date of        for          for
 Settlement     10 years     20 years     Settlement     10 years     20 years     Settlement     10 years     20 years
------------------------------------------------------------------------------------------------------------------------
     40           3.99         3.97           65           5.63         5.24           75           7.19         5.81
     45           4.17         4.13           66           5.75         5.31           76           7.38         5.84
     50           4.40         4.34           67           5.88         5.38           77           7.57         5.87
     55           4.70         4.60           68           6.02         5.44           78           7.77         5.90
                                              69           6.16         5.51           79           7.97         5.92
------------------------------------------------------------------------------------------------------------------------
     60           5.10         4.90           70           6.32         5.57           80           8.16         5.94
     61           5.19         4.97           71           6.48         5.62           85           9.03         5.99
     62           5.29         5.04           72           6.64         5.68           90           9.60         6.00
     63           5.40         5.10           73           6.82         5.73           95           9.91         6.00
     64           5.51         5.17           74           7.00         5.77
------------------------------------------------------------------------------------------------------------------------

                                 OPTION 5V - 4%
                  Male and Female Payees - Monthly Life Income

---------------------------------------------------------------------------------------------------------------------
                            First Monthly Life Income Payment for Each $1,000 of Proceeds
---------------------------------------------------------------------------------------------------------------------
 Adjusted               Payment Guaranteed for 10 Years                      Payment Guaranteed for 20 Years
Age of Male   -------------------------------------------------------------------------------------------------------
 Payee on     Adjusted Age of Female Payee on Date of Settlement   Adjusted Age of Female Payee on Date of Settlement
  Date of     -------------------------------------------------------------------------------------------------------
Settlement                  60     65     70     75                              60     65     70     75
---------------------------------------------------------------------------------------------------------------------
    60                     4.66   4.87   5.06   5.21                            4.62   4.80   4.95   5.04
    65                     4.80   5.08   5.37   5.62                            4.74   4.98   5.18   5.31
    70                     4.91   5.27   5.66   6.05                            4.82   5.11   5.36   5.54
    75                     4.99   5.42   5.91   6.44                            4.87   5.19   5.48   5.69
---------------------------------------------------------------------------------------------------------------------
      Rates not shown will be calculated on the same basis as the above rates and will be provide upon request.
---------------------------------------------------------------------------------------------------------------------

                                 OPTION 4V - 5%
                        Male Payee - Monthly Life Income

------------------------------------------------------------------------------------------------------------------------
                              First Monthly Life Income Payment for Each $1,000 of Proceeds
------------------------------------------------------------------------------------------------------------------------
  Adjusted      Payments     Payments      Adjusted      Payments     Payments      Adjusted      Payments     Payments
Age of Payee   Guaranteed   Guaranteed   Age of Payee   Guaranteed   Guaranteed   Age of Payee   Guaranteed   Guaranteed
 on Date of       for           for       on Date of       for           for       on Date of        for          for
 Settlement     10 years     20 years     Settlement     10 years     20 years     Settlement     10 years     20 years
------------------------------------------------------------------------------------------------------------------------
                                              65           6.61         5.95           75           8.12         6.37
     40           4.78         4.74           66           6.74         6.01           76           8.29         6.40
     45           4.99         4.91           67           6.87         6.06           77           8.46         6.42
     50           5.25         5.13           68           7.02         6.11           78           8.62         6.44
     55           5.59         5.38           69           7.16         6.16           79           8.78         6.45
------------------------------------------------------------------------------------------------------------------------
     60           6.03         5.66           70           7.32         6.20
     61           6.13         5.72           71           7.47         6.24           80           8.94         6.47
     62           6.24         5.78           72           7.63         6.28           85           9.64         6.50
     63           6.36         5.84           73           7.79         6.31           90          10.12         6.51
     64           6.48         5.89           74           7.96         6.35           95          10.39         6.51
------------------------------------------------------------------------------------------------------------------------

                       Female Payee - Monthly Life Income

------------------------------------------------------------------------------------------------------------------------
                              First Monthly Life Income Payment for Each $1,000 of Proceeds
------------------------------------------------------------------------------------------------------------------------
  Adjusted      Payments     Payments      Adjusted      Payments     Payments      Adjusted      Payments     Payments
Age of Payee   Guaranteed   Guaranteed   Age of Payee   Guaranteed   Guaranteed   Age of Payee   Guaranteed   Guaranteed
 on Date of       for           for       on Date of       for           for       on Date of        for          for
 Settlement     10 years     20 years     Settlement     10 years     20 years     Settlement     10 years     20 years
------------------------------------------------------------------------------------------------------------------------
                                              65           6.20         5.79           75           7.72         6.33
     40           4.63         4.61           66           6.32         5.86           76           7.91         6.36
     45           4.80         4.76           67           6.44         5.92           77           8.10         6.39
     50           5.02         4.95           68           6.58         5.98           78           8.29         6.41
     55           5.31         5.19           69           6.72         6.04           79           8.48         6.43
------------------------------------------------------------------------------------------------------------------------
     60           5.69         5.47           70           6.87         6.10
     61           5.78         5.54           71           7.03         6.15           80           8.67         6.45
     62           5.87         5.60           72           7.19         6.20           85           9.51         6.50
     63           5.98         5.66           73           7.36         6.25           90          10.07         6.51
     64           6.08         5.73           74           7.54         6.29           95          10.37         6.51
------------------------------------------------------------------------------------------------------------------------

                                 OPTION 5V - 5%
                  Male and Female Payees - Monthly Life Income

----------------------------------------------------------------------------------------------------------------------
                             First Monthly Life Income Payment for Each $1,000 of Proceeds
----------------------------------------------------------------------------------------------------------------------
  Adjusted              Payment Guaranteed for 10 Years                         Payment Guaranteed for 20 Years
 Age of Male   --------------------------------------------------   --------------------------------------------------
  Payee on     Adjusted Age of Female Payee on Date of Settlement   Adjusted Age of Female Payee on Date of Settlement
   Date of     -------------------------------------------------------------------------------------------------------
 Settlement                60     65     70     75                               60     65     70     75
----------------------------------------------------------------------------------------------------------------------
     60                   5.25   5.45   5.63   5.79                             5.21   5.38   5.51   5.60
     65                   5.38   5.65   5.93   6.18                             5.32   5.54   5.73   5.86
     70                   5.49   5.84   6.22   6.59                             5.40   5.66   5.91   6.07
     75                   5.57   5.98   6.46   6.98                             5.44   5.74   6.02   6.22
----------------------------------------------------------------------------------------------------------------------
       Rates not shown will be calculated on the same basis as the above rates and will be provide upon request.
----------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
13. BENEFICIARY
--------------------------------------------------------------------------------

13.1 BENEFICIARY. One or more beneficiaries are named in the Application. You may change the beneficiary by giving Written Notice. Your notice must be received and approved by us for the change to be effective. The effective date of the change will be the date you signed the notice or, if the notice is not dated, the date it was received at our Service Center. We will not be liable for any payment made or action taken by us before we receive the notice.

13.2 RIGHTS OF BENEFICIARIES. Unless you designate otherwise, a surviving beneficiary entitled to receive Annuity Income may:

1)   Designate a contingent beneficiary; or
2) Take as a lump sum the present value of the Annuity Income remaining payable to the end of the guaranteed period. The value will be based on the interest rate used to determine the Annuity Income and, for a Variable Annuity, annuity unit values on the date this option is elected.

13.3 SUCCESSION OF BENEFICIARIES. You may designate one or more beneficiaries to receive any Death Proceeds payable or any Annuity Income remaining payable upon an Annuitant's death. You will classify each beneficiary as primary or contingent. Upon the Annuitant's death, we will pay any proceeds or income payable as follows:

1) Proceeds or income will be paid to the primary beneficiaries who are then alive.
2) If no primary beneficiaries are living, proceeds or income will be paid to the surviving contingent beneficiaries.
3) If no beneficiaries survive, any Death Proceeds payable or the present value of any Annuity Income remaining payable will be paid to you, if living, otherwise to your estate.

Other designations or successions of beneficiaries may be arranged with us. Any beneficiary who dies simultaneously with the Annuitant or within 15 days after the Annuitant dies and before Death Proceeds have been paid will be deemed to have died before the Annuitant.

If this contract has joint Annuitants who are also joint owners, then each Annuitant will be the other Annuitant's sole primary beneficiary.

13.4 SHARE OF PROCEEDS. Unless you specify otherwise, each beneficiary receiving payments will have an equal share in any Death Proceeds calculated or any Annuity Income remaining payable. Once calculated, Death Proceeds may continue to be subject to the investment experience of the Variable Account. Death Proceeds and Annuity Income payments, when based on the investment experience of the Variable Account, may increase or decrease daily and are not guaranteed as to minimum dollar amount.

--------------------------------------------------------------------------------
14. DIVIDENDS
--------------------------------------------------------------------------------

14.1 DIVIDENDS. Each year we will determine our divisible surplus. This contract's share, if any, will be based on the amounts in the Fixed Account and will be credited as a dividend on the Contract Anniversary. Since we do not expect this contract to contribute to divisible surplus, it is not expected that any dividends will be credited.

14.2 DIVIDEND OPTIONS. You may choose to use dividends credited prior to the Annuity Date under any option which follows. After the Annuity Date, dividends will be paid in cash.

Cash. Dividends are paid in cash.

Payment of Premium. Dividends are applied as an additional premium payment and allocated to the Fixed Account on the Contract Anniversary.

14.3 AUTOMATIC DIVIDEND OPTION. Dividends will be applied under the Payment of Premium option unless a different option has been chosen in Writing.

THRIVENT FINANCIAL FOR LUTHERANS
A Fraternal Benefit Society
Appleton, Wisconsin 54919-0001                                  Flexible Premium
                                                       Deferred Variable Annuity
--------------------------------------------------------------------------------

Flexible premium deferred variable annuity.
Annuity Income payable at Annuity Date.
Death Proceeds payable at death of Annuitant before Annuity Date.
Return on investments reflected in contract benefits.
Fixed Period Allocations subject to Market Value Adjustment.
Annual dividends payable if earned.